Exhibit 99.2

Don Volk - Kenexa - CFO

Thank you, (operator).  With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter, our President and Chief Operating Officer. Today we will review Kenexa's fourth quarter and full year 2009 results and provide guidance for the first quarter and full year 2010 and then we'll open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company's business. These statements may contain among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of products. Additional information that may affect the Company's business and financial prospects, as well as factors that would cause Kenexa's performance to vary from our current expectations are available in the Company's filings with the Securities and Exchange Commission.

Also, I would like to remind you that today's call may not be reproduced in any form without the expressed written consent of Kenexa.

We may refer to certain non-GAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers and a reconciliation schedule showing the GAAP versus non-GAAP is currently available on our Company website, www.kenexa.com, with the press release issued after the close of market today.

I'll now turn the call over to Rudy Karsan. Rudy?

Rudy Karsan - Kenexa - Chief Executive Officer

Thanks, Don. And thanks to all of you for joining us on the call to review our fourth quarter results, which were consistent with our expectations and further reinforced our view that Kenexa’s financial performance has reached a point of stability.  Our subscription revenue was consistent with levels throughout 2009, deferred revenue growth was strong and the company continued to generate solid cash flows from operations.

We believe that Kenexa has weathered the worst of the economic storm, and entering 2010 we believe the company is positioned to return to year-over-year growth.  From a longer-term perspective, we believe that Kenexa’s market position, differentiated end-to-end value proposition and business model will enable Kenexa to return to even higher growth levels combined with a return to operating margin levels previously delivered.

Taking a look at our results for the quarter, total revenue came in at $39.1 million, down sequentially from $40.3 million and within the general range of $39 to $40 million that Kenexa delivered throughout 2009.  Subscription revenue of $33.3 million was up slightly on a sequential basis and was also consistent with levels delivered throughout 2009.  Non-GAAP operating income was $3.3 million, consistent with our guidance and down from last quarter due primarily to the decrease in our other revenue.  Deferred revenue was $50 million, an increase of $5.8 million sequentially and 29% on a year-over-year basis.  Finally, we generated approximately $13 million in cash flows from operations.

From a high level perspective, our view on the market place is largely similar to that which we have shared on recent calls.  We have seen a slight improvement in the sales environment each quarter, but from a general perspective, the level of scrutiny on both IT and HR budgets remains high.  There continues to be growing optimism that the economy is stabilizing with improvement expected during 2010, which is aligned with our expectations, but current data points continue to be choppy.

As an example, on January 7 the President of the St. Louis Federal Reserve Bank commented that the labor market in the US was improving and the economy was close to the point when the unemployment rate would start to fall.  The very next day a report came out saying the lack of confidence in economic recovery led employers to cut 85,000 net jobs in December and the “underemployment” rate, which includes discouraged and part-time workers that would prefer full-time employment, rose to 17.3% in December as compared to 17.2% in November – which is just below the highest levels on record dating back over 15 years.  More recently, the ASA Staffing Index suggested that the five-month winning streak for temp employment might not continue in January. The monthly fall in the ASA Index was larger than any of the positive seasonal adjustments that have been recorded for temp employment since the BLS started publishing the series in 1991.

Last quarter, we discussed the fact that our Kenexa Research Institute performs a statistical analysis that results in what we call the employee confidence index, a metric that we have tracked for a couple of years now.  We have found the employee confidence index to be highly correlated to multiple economic and business performance outcomes – including consumer confidence and GDP growth.

For the fourth quarter, the global employee index score of 98.0 was up slightly from 97.9 in the third quarter, while the index reported an increase of approximately 4 percentage points from the first quarter of 2009 to the fourth quarter.  In addition, the 12 largest economies reported an increase in employee confidence index scores during the full year 2009, with the exception of Japan.  We believe the trend line in Kenexa’s employee confidence index, including the most recent data point being slightly higher, is a positive indicator for improved economic and organizational performance during 2010.

We believe the primary factor that will impact spending levels for HR software and particularly services is the unemployment rate.  While optimism is growing related to the economy, the unemployment rate is not expected to stabilize until sometime around the mid-point of 2010.  As we have stated in the past, our view is that Kenexa will face headwinds until the unemployment rate stabilizes.  Consistent with this view, as we look to the first quarter, we believe it is appropriate for us to maintain the stable quarterly revenue guidance range that we have targeted in recent quarters.

Our expectation of stability in our business in 2009 played out as expected, as evidenced by the fact that our subscription revenue and total revenue in the fourth quarter of the year were just above comparable levels in the first quarter of the year.  At the same time, the slight quarter-to-quarter improvement in the sales environment that we have witnessed is evidenced in part by the solid growth in our deferred revenue.  We expect this growth, combined with further improvement in the sales environment as the unemployment rate stabilizes, to lead to growth in our quarterly revenue run rate over the course of 2010.  This would also position Kenexa to return to full year growth during 2010 as well, with potential for further accelerated revenue growth longer-term as HR departments have greater access to IT budget dollars to invest in strategic projects.

A couple of quarters ago we announced that we were beginning to increase our investments in sales and marketing, which at the time included the rebranding of Kenexa to put further focus on our unique, end-to-end HR solutions value proposition.  We plan to further increase our investments in sales and marketing to gain market share as the spending environment is expected to improve during 2010.

We see a growing number of large, global organizations evaluating vendors based on the breadth of their offering, global footprint, domain expertise and ability to serve as a strategic partner to help customers implement best-practices.  We believe that Kenexa’s unique combination of strong technology, content and services positions Kenexa well to meet the evolving needs of these customers.

Within our end-to-end product suite, the area that has enjoyed growth throughout the economic downturn and where customer and industry analyst response continues to be overwhelmingly positive is our talent acquisition solutions – and in particular our Kenexa Recruiter BrassRing, or KRB offering, which is our global recruiting solution.  During the fourth quarter, we announced that Gartner positioned Kenexa in the “Leaders Quadrant” of the e-Recruitment software vendor evaluation – which was based on the completeness of our vision in the talent acquisition segment of the market combined with our leading ability to execute.

KRB is a robust solution for global organizations, and it reaches top talent in 25 different languages and support 27 dialects and locales.  Customers are responding very favorably to our leading reporting capabilities, redesigned user interface, and integrated hourly and high volume hiring capabilities.

We are winning head-to-head evaluations with the largest global organizations based on the strength of our technology, and even more so when customers are taking a strategic view of talent management and evaluating vendors based on domain expertise, content, services as well as software.  During the fourth quarter, we added new customers such as AOL, Master Card, Dow Corning, Royal Bank of Scotland, Kaplan Learning, the University of Pennsylvania Wharton School and Carnegie Mellon.

In total, we added over 30 preferred partner customers during the fourth quarter, which was up from the over 20 level in recent quarters.  Even more interesting than simply the number of preferred partner additions is the fact that a growing number of these are multi-element deals with over $100,000 in annual spend.  While the business environment was challenging during 2009, we won more strategic deals with large global organizations than in any year in Kenexa’s history – which is very encouraging from a long-term perspective.

The aspect of our business that faces the greatest headwinds as a result of the challenging economy and jobs market is the services related component.  We expect the consulting portion of our business to remain choppy during the first half of 2010, with improvement beginning in the second half of the year.  Our customers continue to tell us that they plan on moving forward with our differentiated and high value strategic services when the economic environment improves and they have greater access to resources.

The final component of our business that I will touch on is recruitment process outsourcing or RPO.  During the fourth quarter, our RPO revenue came in at just under $9 million in revenue, which was down slightly from the third quarter, but taken collectively represents approximately 9 months of fairly stable performance.  Feedback in the market place relative to our RPO offering continues to be positive.  In fact, during the fourth quarter, Bersin and Associates, a leading research and advisory firm in the talent management market, recognized that Kenexa is not only widely recognized as the leading talent management technology provider, but we also have a strong commitment to services.

As we look ahead at our RPO business, it’s important to keep in mind the manner in which RPO contracts are structured, and were increasingly re-structured during the depths of the economic downturn.  While each contract is individually negotiated, these are typically multi-year contracts, and customers often elect to have the annual minimum spend decrease in each year of the contract.  If this is the structure, it also means that there is a greater variable component in each subsequent year of the contract.  We refer to this variable component as our “success fees,” and these are based on the number of employees that are hired.

Our variable success fees have obviously been relatively low during the weak jobs market of the past couple of years, and we continue to have measured expectations for the first half of 2010.  While we have already experienced the downside of the more cyclical nature of our RPO business, which is over 20% of our total revenue, we are encouraged that we have found a level of stability and we expect our RPO-related revenue to rebound as the economy improves, the unemployment rate stabilizes and improved hiring drives increased success fees.

A common metric that we share which includes RPO along with our other consulting services and technology solutions is our P3 metric which measures the average annual revenue contribution of our top 80 customers. This metric came in at over $1 million during the fourth quarter, which was consistent with recent quarters.

From a summary perspective, we faced the most challenging business environment in the history of the company during 2009.  There are a number of positives to take from the year:
-	We continued to deliver solid cash from operations, which was over 20% as a percentage of our revenue
-	Our deferred revenue grew by 29% on a year-over-year basis
-	Our subscription revenue and total revenue was stable from start to finish
-	Our renewal rates improved from the 70% range at the start of the year to the 80% range exiting the year
-	We were successful in Kenexa’s rebranding
-	Our technology solutions, particularly in the area of talent acquisition, continued to grow and the strength of market position was validated by industry analysts and numerous high profile wins, and
-	Our RPO business stabilized in the final 9 months of the year, and is positioned to benefit from an expected improvement in the economy and jobs market in the second half of 2010.

We expect consistent performance to start the New Year, improving performance as 2010 plays out, and we remain optimistic about Kenexa’s position in the market and our business prospects from a 12-18 month perspective.

With that, let me turn it over to Don to review our financials in more detail.  Don?

Don Volk - Kenexa - CFO

Thanks, Rudy. Let me begin by reviewing our results for the fourth quarter starting with the P&L. Total revenue for the fourth quarter was $39.1 million, consistent with our guidance of $38 to $40 million. Subscription revenue was $33.3 million, a slight sequential increase and representing 85% of our fourth quarter total revenue. Our services and other revenue came in at $5.7 million, down sequentially and representing the remaining 15% of our fourth quarter total revenue.  We continue to expect our subscription revenue mix to be in the upper 70% to 80% range from a long-term perspective and in a more healthy economic environment.

From a geographic perspective, our revenue mix of domestic versus international revenue was 77%/23%%, consistent with the previous quarter.  Movements in currency rates did not have a material impact on our geographic mix during the quarter.  From a detailed perspective, RPO represented approximately $6 million of our subscription revenue and approximately $9 million of our total revenue in the fourth quarter, which is generally consistent with the third quarter.

Our clients typically purchase multi-year subscriptions with an average length of approximately two years. During the fourth quarter, overall renewal rates for our suite of solutions crossed the 80% level, which is an improvement from the over 70% level in previous quarters during 2009.  We continue to expect renewal rates to improve to the 90+% range from a long-term perspective, as the business environment improves.

Turning to profitability, we'll be providing non-GAAP measures for each fourth quarter 2009 expense category which exclude $1.3 million of share based compensation charges associated with FAS123R and $1.3 million of amortization of acquired intangibles.  All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin of 67.2% was flat on a year-over-year and sequential basis. From an operating expense perspective, total non-GAAP operating expenses of $23.0 million were essentially flat on a sequential basis and were down from $24.0 million in the year ago quarter.  This led to non-GAAP income from operations of $3.3 million, consistent with our guidance and representing an 8.5% non-GAAP operating margin.  As Rudy mentioned, the sequential decline in non-GAAP operating income was primarily related to the sequential decline in our other revenue, which is the variable component of our revenue.  Non-GAAP EPS was $0.13, consistent with our guidance range for the quarter.

Turning to our results on a GAAP basis, the following were expense levels determined in accordance with GAAP -- cost of revenue, $12.9 million, sales and marketing, $9.2 million, R&D, $2.2 million, and G&A, $9.8 million. For the fourth quarter, GAAP income from operations is $788 thousand. Net income applicable to common shareholders is $294 thousand resulting in GAAP net income per share of $0.01. The reconciliation of non-GAAP to GAAP expenses and income from operations can be found in our press release and current report on Form 8-k filed with the SEC.

Turning to our balance sheet, Kenexa has cash, cash equivalents, and investments of $58.8 million at December 31, 2009, an increase from $50.2 million at the end of the prior quarter.  Cash from operations were approximately $13.0 million during the fourth quarter, leading to full year cash from operations of $35.5 million.  As we have discussed in the past, cash from operations can vary on a quarter-to-quarter basis due to many timing factors.  In addition to being on the positive side of some of this natural variability during the fourth quarter, there were several customers who elected to pay for more of their subscription up-front due to calendar year-end activities on their part.

Accounts receivable DSO were 62 days at the end of the quarter, compared to 66 days at the end of last quarter.  And our deferred revenue at the end of the quarter was $50 million, up $5.8 million from the end of the third quarter and up 29% from the end of the fourth quarter of 2008.

I'd now like to turn to guidance, starting with our thoughts on the full year 2010.  Assuming stabilization in the unemployment rate in the mid-part of the year and a slightly improved business environment in the second half of the year, we are currently expecting revenue to be in the range of $160 million to $168 million.

From a profitability perspective, we are currently expecting full year 2010 non-GAAP operating income to be $14.5 million to $18.5 million.  This would represent a non-GAAP operating margin of approximately 9% to 11%.

We are confident that our business will return to our target model of low 20% non-GAAP operating margins over time.  However, we have previously shared that the path of expanding margins may not be comparable to the last time we achieved our target model.  We are increasing investments in sales and marketing to gain market share as the macro environment improves.  In addition, we expect our 2010 non-GAAP operating margin to be depressed by approximately 250 basis points as a result of litigation expenses related to the patent lawsuit that we are pursuing.  This is consistent with our expectations last quarter, and we believe this course of action is in our best interest of Kenexa.

Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 23.0 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.52 to $0.66 for the full year 2010.

Turning to the first quarter of 2010.  We are targeting revenue in the range of $38 million to $40 million, which is consistent with the quarterly revenue guidance range provided in recent quarters as well as our commentary that we expect our business to be stable until the unemployment rate stabilizes.  In addition, due to the multi-element nature of many of our larger customer wins, we do not expect them to translate to recognized revenue until the mid-part of 2010.

We are targeting non-GAAP operating income to be $2.2 million to $2.6 million in the first quarter.  As compared to the fourth quarter of 2009, there is increased payroll related expenses at the start of the New Year and as I just mentioned, we plan to make increased investments in sales and marketing.  As it relates to legal expenses, we expect Q1 legal expenses to be in-line with the levels realized in the fourth quarter – which is consistent with our initial commentary on this topic.

Assuming a 20% effective tax rate for reporting purposes and 23.0 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.08 to $0.09 for the first quarter.

In summary, we are encouraged by the continued stability in our financial results, combined with solid growth in our deferred revenue and strong cash flow performance.  We believe Kenexa is well positioned to return to growth during 2010, and for enhanced revenue growth and margin expansion from a long-term perspective and following improvement at the macro level.

We'd now like to turn it over to the Operator to begin the Q&A session.